Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA  15212-5851
Phone: (412) 442-8200
Fax:  (412) 442-8290

                                                                                                                                 Exhibit 99.1

Release date: July 17, 2014	Contact: Steven F. Nicola
                                   Chief Financial Officer, Secretary &
                                       Treasurer
                                        412-442-8262

MATTHEWS INTERNATIONAL REPORTS EARNINGS FOR FISCAL 2014 THIRD QUARTER
•	GAAP EARNINGS OF $0.70 PER SHARE
•	ADJUSTED EARNINGS OF $0.86 PER SHARE; 19.4% HIGHER THAN A YEAR AGO
•	REVENUES INCREASED 11.7% FROM A YEAR AGO
•	QUARTERLY DIVIDEND OF $0.11 PER SHARE DECLARED
•	PENDING ACQUISITION OF SCHAWK PROGRESSING AS PLANNED

PITTSBURGH, PA, JULY 17, 2014 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for the quarter ended June 30, 2014.

Net income attributable to the Company for the current quarter was $19.3 million, or $0.70 per share, compared to $18.0 million, or $0.65 per share, for the third fiscal quarter last year.  On a non-GAAP adjusted basis, earnings for the fiscal 2014 third quarter were $0.86 per share, compared to $0.72 per share a year ago, representing an increase of 19.4% (a reconciliation of non-GAAP financial information is provided in the table below).  Current period operating results were impacted by costs in connection with the Company's pending acquisition of Schawk, Inc., strategic cost initiatives, and expenses in connection with certain litigation in the Funeral Home Products segment.  Non-GAAP adjustments a year ago included costs in connection with the Company's strategic initiatives and net gains related to previous acquisitions.

The Company's consolidated sales for the fiscal 2014 third quarter were $280.0 million, compared to $250.7 million a year ago, representing an increase of 11.7%.  A significant merchandising display project and waste incineration project contributed to the year-over-year sales growth.

Consolidated sales for the nine months ended June 30, 2014 increased to $756.8 million, from $732.7 million a year ago.  Net income attributable to the Company for the nine months ended June 30, 2014 was $38.5 million, or $1.40 per share, compared to $40.4 million, or $1.46 per share, for the same period last year.  On a non-GAAP adjusted basis, year-to-date earnings through June 30, 2014 were $1.83 per share, compared to $1.75 per share a year ago.

Matthews International Corporation                                                                                                                                         2 of 5                                                                                               July 17, 2014

Sales for the Brand Solutions group, which includes the Graphics Imaging, Marking and Fulfillment Systems and Merchandising Solutions segments, increased to $142.1 million for the fiscal 2014 third quarter, compared to $119.8 million for the same quarter last year.  The increase resulted primarily from a significant merchandising display project during the current quarter.  Marking and Fulfillment Systems sales for the current quarter also increased on higher volume, principally in the North America and European markets.  In addition, the Graphics Imaging segment reported higher sales for the fiscal 2014 third quarter compared to a year ago.

The Memorialization group, which includes the Cemetery Products, Funeral Home Products and Cremation segments, reported sales of $137.9 million for the fiscal 2014 third quarter, compared to $130.8 million a year ago, representing an increase of $7.1 million.  A significant waste incineration project was the principal factor in the year-over-year sales growth.  Cemetery Products and Funeral Home Products segments reported lower sales for the fiscal 2014 third quarter, compared to a year ago, principally reflecting a decline in the estimated number of U.S. casketed, in-ground burial deaths.

In discussing the Company's results for the quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

"We are pleased with the consolidated results for the fiscal 2014 third quarter.  As a result of the significant merchandising display and waste incineration projects, our operating results for the current quarter exceeded our internal expectations.  While, in our second quarter update, we considered these projects in our earnings estimates for the current fiscal year, the timing on much of this work was sooner than anticipated.  We continue to be encouraged by the opportunities for our merchandising solutions capabilities, and customer interest in our waste incineration products continues to develop.

"In our Brand Solutions group, third quarter sales for the Marking and Fulfillment Systems segment increased almost 9% from a year ago, reflecting organic growth for our traditional marking equipment, both in North America and Europe.  In addition, order rates for the segment's fulfillment systems products remains strong for deliveries into fiscal 2015.  For Graphics Imaging, the segment's European sales remained relatively stable during the current quarter and we were encouraged by sales improvement in North America.

"Sales for the current quarter were below prior year in our Cemetery Products and Funeral Home Products businesses, reflecting the impact of U.S. casketed, in-ground burial death rates.  These businesses are continuing to realize benefits from our cost structure initiatives (including lean and strategic sourcing)."

Matthews International Corporation                                                                                                                             3 of 5                                                                                                             July 17, 2014

Mr. Bartolacci further stated:  "We have a significant level of effort focused on the pending acquisition of Schawk, Inc., which is now targeted to close before the end of this month.  Costs associated with the acquisition (including transaction and integration costs) and the impact resulting from acquisition valuation and related step-up expense will impact our results for the fourth quarter.  However, our existing businesses are currently projecting to meet our initial fiscal 2014 consolidated expectations, on a non-GAAP adjusted basis."

*            *            *            *

The Board of Directors of Matthews International Corporation also declared at its regularly scheduled meeting today a dividend of $0.11 per share on the Company's common stock for the quarter ended June 30, 2014.  The dividend is payable August 12, 2014 to stockholders of record July 28, 2014.

*            *            *            *

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking and fulfillment systems, and merchandising solutions.  The Company's products and services include cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, industrial automation products and order fulfillment systems for identifying, tracking, picking and conveying consumer and industrial products; and merchandising display systems and marketing and design services.

Any forward-looking statements contained in this release are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially different from management's expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, risks in connection with the Company's acquisitions and technological factors beyond the Company's control.

Matthews International Corporation                                                                                                                        4 of 5                                                                                                             July 17, 2014

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
Sales	$279,983	$250,652	$756,765	$732,651
Cost of sales	(175,753)	(159,261)	(480,977)	(466,420)
Gross profit	104,230	91,391	275,788	266,231
Selling and administrative expenses	(72,038)	(60,631)	(207,708)	(193,902)
Operating profit	32,192	30,760	68,080	72,329
Other income (deductions), net	(3,226)	(3,838)	(9,226)	(11,468)
Income before income taxes	28,966	26,922	58,854	60,861
Income taxes	(9,327)	(9,024)	(20,058)	(20,905)
Net Income	19,639	17,898	38,796	39,956
Non-Controlling Interests	(376)	93	(286)	482
Net Income attributable to Matthews	$19,263	$17,991	$38,510	$40,438
Earnings per Share – Diluted	0.70	0.65	1.40	1.46

Matthews International Corporation                                                                                                                      5 of 5                                                                                                             July 17, 2014

The Company periodically provides information derived from consolidated financial data which is not presented in the consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles ("GAAP").  Certain of this information are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules.  The Company believes that this information provides management and investors with a useful measure of the Company's operating results on a comparable basis.  These non-GAAP financial measures are supplemental to the Company's GAAP disclosures and should not be considered an alternative to the GAAP financial information.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
Earnings per share, as reported	$0.70	$0.65	$1.40	$1.46
Pension and postretirement expense adjustment (1)	0.02	0.04	0.07	0.13
Acquisition-related items	0.08	(0.07)	0.20	(0.10)
Cost reduction initiatives and other charges	0.04	0.10	0.12	0.19
Litigation costs	0.02	-	0.04	-
Intangible asset impairment	-	-	-	0.04
ERP implementation costs	-	-	-	0.03
Earnings per share, as adjusted	$0.86	$0.72	$1.83	$1.75

Note:  All per-share amounts are net of tax.
(1)
The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs.  Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses.  The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits.  The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates.  Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.